Exhibit 23.1
Consent of Ernst & Young LLP, Independent Auditors
     We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-84566, 333-76698, 333-62444, 333-41782 and 333-117925 and Form S-8 Nos. 333-127301, 333-117689, 333-110058, 333-97609, 333-62414, 333-62410, 333-62406, 333-94345, 333-41477, 333-57881 and 333-57879) and related Prospectuses of EPIX Pharmaceuticals, Inc. of our report dated March 29, 2006 (except Note 15, as to which the date is April 3, 2006), with respect to the consolidated financial statements of Predix Pharmaceutical Inc, included in this Form 8-K/A for the year ended December 31, 2005.

/s/ Ernst & Young LLP

October 26, 2006
Boston, Massachusetts